EXHIBIT 10.20

EXECUTION VERSION

SECOND AMENDED AND RESTATED LOAN AGREEMENT

Dated as of November 24, 2010

Among

DIGITAL DOMAIN HOLDINGS CORPORATION

as Borrower

and

PBC DIGITAL HOLDINGS, LLC,

PBC MGPEF DDH, LLC,

and

LYDIAN PRIVATE BANK

as Lenders

and

LYDIAN PRIVATE BANK

as Administrative Agent

(i)

(ii)

SCHEDULES

Schedule 4.01(a)	-	Equity Investors
Schedule 4.01(b)	-	Subsidiaries
Schedule 4.01(d)	-	Authorizations, Approvals, Actions, Notices and Filings
Schedule 4.01(f)	-	Litigation
Schedule 4.01(n)	-	Plans, Multiemployer Plans and Welfare Plans
Schedule 4.01(r)	-	Existing Debt
Schedule 4.01(s)	-	Liens
Schedule 4.01(t)	-	Owned Real Property
Schedule 4.0l(u)	-	Leased Real Property
Schedule 4.01(v)	-	Investments
Schedule 4.01(w)	-	Intellectual Property
Schedule 4.01(x)	-	Material Contracts

EXHIBITS

Exhibit A-l	-	Amended and Restated Lydian Note
Exhibit A-2	-	Form of Amended and Restated PBC Digital Note
Exhibit A-3	-	Form of PBC Macquarie Note
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C-l	-	Textor Guaranty
Exhibit C-2	-	Subsidiary Guaranty
Exhibit D	-	Security Agreement
Exhibit E-l	-	Borrower Security and Pledge Agreement
Exhibit E-2	-	Textor Pledge Agreement
Exhibit F-l	-	Cash Collateral Agreement
Exhibit F-2	-	Restricted Account Control Agreement
Exhibit G	-	Form of Opinion of the Loan Parties
Exhibit H	-	Grant Agreement
Exhibit I	-	Lease Agreement
Exhibit J	-	Flow of Funds Memorandum

(iii)

SECOND AMENDED AND RESTATED LOAN AGREEMENT

SECOND AMENDED AND RESTATED LOAN AGREEMENT dated as November 24, 2010 (the “Closing Date”) among Digital Domain Holdings Corporation, a Florida corporation (formerly known as Wyndcrest DD Florida, Inc., a Florida corporation) (the “Borrower”), Lydian Private Bank, a federal savings bank (“Lydian”), PBC Digital Holdings, LLC, a Delaware limited liability company (“PBC Digital” and PBC MGPEF DDH, LLC, a Delaware limited liability company (“PBC Macquarie” and together with Lydian and PBC Digital, the “Lenders”), and Lydian Private Bank, a federal savings bank, as administrative agent for the Lenders (together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent”).

PRELIMINARY STATEMENTS:

(1)           WHEREAS, the Borrower and Lydian entered into that certain Loan Agreement dated as of September 30, 2009 (the “Original Effective Date”), as modified by that certain Modification of Loan Agreement dated October 14, 2009 between the Borrower and Lydian, and further modified by that certain Modification of Loan Agreement dated March 31, 2010 between Borrower and Lydian (the “Original Loan Agreement”) whereby Lydian loaned the Borrower the principal amount of Sixteen Million Dollars ($16,000,000) (the “Original Lydian Loan”) as documented by that certain Increased Replacement Promissory Note dated as of March 31, 2010 made by the Borrower to Lydian (the “Original Lydian Promissory Note”);

(2)           WHEREAS, the Borrower’s majority owned subsidiary, Digital Domain, a Delaware corporation (formerly known as Wyndcrest DD Holdings, Inc.) (“DD”) currently owes Four Million Eight Hundred Thirty-Eight Thousand Six Hundred Three and 38/100 Dollars ($4,838,603.38) to Falcon Mezzanine Partners II, LP “Falcon”) pursuant to that certain secured credit facility (the “Falcon Loan”).

(3)           WHEREAS, the Borrower, Lydian, and PBC Digital entered into that certain Amended and Restated Loan Agreement (the “Existing Loan Agreement”) dated as of September 30, 2010 (the “Amended Effective Date”), whereby PBC Digital agreed to loan the Borrower the principal amount of up to Fifteen Million Dollars ($15,000,000) (the “Existing PBC Digital Loan”) as documented by that certain Convertible Note and Warrant Purchase Agreement by the Borrower in favor of PBC Digital (the “Existing PBC Digital Note”);

(4)           WHEREAS, as part of the consideration for PBC Digital making the PBC Digital Loans, the Borrower granted penny warrants to PBC Digital pursuant to the terms of the Warrant Documents (as defined herein);

(5)           WHEREAS, upon the closing of the Existing Loan Agreement, PBC Digital agreed, subject to the conditions set forth in Existing Loan Agreement, to make an initial loan to the Borrower in the principal amount of Seven Million Dollars ($7,000,000) (the “Initial PBC Digital Loan”)

(6)           WHEREAS, under Sections 2.01(b) and (c) and (d) of the Existing Loan Agreement, upon the closing of the Existing Loan Agreement, the proceeds of the PBC Digital Loan were to be used by the Borrower to: (i) repay Lydian a portion of the Existing Lydian Loan in the amount of Four Million Dollars ($4,000,000), (ii) repay Falcon a portion of the Falcon Loan on behalf of DD in the amount of Two Million Dollars ($2,000,000); and provide for the working capital needs of the Borrower and its Subsidiaries;

(7)           WHEREAS, the proceeds of the PBC Digital Loan were used to pay off Four Million Dollars ($4,000,000) of the Original Lydian Loan and to pay off Two Million Dollars of the Falcon Loan on behalf of DD, and such is evidenced by that certain Amended and Restated Lydian Term Note in the amount of Fourteen Million Dollars ($14,000,000) (the “Existing Lydian Loan”);

(8)           WHEREAS, in connection with the repayment in full of the Falcon Loan by the Borrower on behalf of DD, the Borrower and DD will enter into the Intercompany Note (as defined herein) in the aggregate principal amount of Four Million Eight Hundred Thirty-Eight Thousand Six Hundred Three and 38/100 Dollars ($4,838,603.38), which Intercompany Note will evidence the loan made by the Borrower to DD to repay the Falcon Loan;

(9)           WHEREAS, in connection with the Loans, certain of the Collateral Documents that were entered into in connection with the Former Lydian Loan were amended and restated;

(10)           WHEREAS, the Borrower has requested, and, subject to the terms and conditions hereof, PBC Macquarie has agreed, to make a loan to the Borrower, in the principal amount of Six Million and 00/100 Dollars ($6,000,000.00) (the “PBC Macquarie Loan”), to be documented by that certain Convertible Note and Warrant Purchase Agreement by the Borrower in favor of PBC Macquarie (the “PBC Macquarie Note”);

(11)           WHEREAS, the Borrower has requested that PBC Digital make an additional loan in the principal amount of Two Million Seven Hundred Fifteen Thousand and 00/100 ($2,715,000) (the “Second PBC Digital Loan”) to the Borrower and, PBC Digital has agreed to make the Second PBC Digital Loan in accordance with the terms and conditions set forth herein;

(12)           WHEREAS, upon PBC Digital making the Second PBC Digital Loan and PBC Macquarie making the PBC Macquarie Loan to the Borrower, the Borrower shall use the proceeds of such Second PBC Digital Loan to, inter alia, repay in full the remaining principal and interest on the Falcon Loan;

(13)           WHEREAS, as part of the consideration for PBC Macquarie making the PBC Loans, the Borrower will grant penny warrants to PBC pursuant to the terms of the Warrant Documents (as defined herein); and

(14)           WHEREAS, in connection with the Loans, the: (i) PBC Digital Note that was entered into in connection with the Existing PBC Digital Loan will be amended and restated to reflect the principal amount of the Existing PBC Digital Loan to Nine Million Seven Hundred Fifteen Thousand and 00/100 Dollars ($9,715,000.00); and (ii) certain of the Collateral Documents shall be amended and restated or amended.

NOW, THEREFORE, the parties hereto hereby agree to amend and restate the Existing Loan Agreement to provide for the foregoing, and the Existing Loan Agreement is hereby amended and restated, in its entirety as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.          Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” has the meaning specified in the introductory paragraph.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agreement” means, on any date, the Original Loan Agreement as originally in effect on the Original Effective Date, as amended and restated by the Existing Loan Agreement, as further amended and restated by this Second Amended and Restated Loan Agreement and as hereafter from time to time further amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.

“Amended and Restated Lydian Note” means the Amended and Restated Term Note, dated as of September 30, 2010, given by the Borrower to Lydian attached hereto as Exhibit A–l, which note amended and restated the Existing Lydian Note.

“Amended and Restated PBC Digital Note” means the PBC Digital Convertible Note, dated as of September 30, 2010, between PBC Digital and the Borrower as amended and restated by that certain Amended and Restated Convertible Note, dated as of the date hereof, issued by the Borrower to PBC Digital and in the form of Exhibit A-2, as such agreement is amended, amended and restated, supplemented and modified from time to time.

“Amended and Restated Stockholders Agreement” has the meaning specified in Section 3.01(i).

“Articles of Amendment to Articles of Incorporation” means the Articles of Amendment to Articles of Incorporation of the Borrower required by the terms of the Amended and Restated PBC Digital Note and the PBC Macquarie Note.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Lenders, in accordance with Section 8.07 and in substantially the form of Exhibit B hereto.

“Borrower Security and Pledge Agreement” means that certain Second Amended and Restated Security and Pledge Agreement in the form attached hereto as Exhibit E–l, which grants the Administrative Agent for the ratable benefit of the Lenders a perfected security interest in, and of a pledge over all of the DD stock and DD3 stock owned by the Borrower, and all of the membership interests of DDH owned by the Borrower.

“Borrower” has the meaning specified in the introductory paragraph.

“Budget” has the meaning specified in Section 5.03(d).

“Business Day” means a day of the year on which banks are not required or authorized by law to close in the State of Delaware.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateral Agreement” means that certain Amended and Restated Cash Collateral Pledge Agreement, attached hereto as Exhibit F-l, dated as of September 30, 2010, among the Borrower, the Administrative Agent and Lydian.

“Cash Equivalents” means any of the following, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens other than Liens created under the Collateral Documents and having a maturity of not greater than 90 days from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is a lender or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion or (c) commercial paper in an aggregate amount of no more than $2,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s Investors Service, Inc. or “A-1” (or the then equivalent grade) by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Certificate of Designation” means the Certificate of Designation of Series “A” Preferred Stock of the Borrower.

“Change of Control” means the occurrence of any of the following events: (i) any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the voting power of all classes of voting stock of Borrower.

Notwithstanding the foregoing, there shall be no Change of Control if a change in the “beneficial ownership” results from an Initial Public Transaction or from an Internal Reorganization.

“City” means the City of Port St. Lucie, Florida.

“Closing Date” has the meaning specified in the introductory paragraph.

“Collateral Documents” means the Security Agreement, the Borrower Security and Pledge Agreement, the Textor Pledge Agreement, the Cash Collateral Agreement, the Restricted Account Control Agreement and any other agreement that creates or purports to create a Lien in favor of the Administrative Agent for the ratable benefit of the Lenders.

“Collateral” means all “Collateral” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Administrative Agent for the ratable benefit of the Lenders.

“Confidential Information” means information that any Loan Party furnishes to any Lender on a confidential basis, but does not include any such information that is or becomes generally available to the public or that is or becomes available to such Lender from a source other than the Loan Parties.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Convertible Note and Warrant Purchase Agreement” means the Amended and Restated Convertible Note and Warrant Purchase Agreement, dated as of the date hereof, between PBC Digital, PBC Macquarie and the Borrower, as such agreement is amended, amended and restated, supplemented and modified from time to time.

“County” means St. Lucie County, Florida.

“DD” has the meaning specified in the preliminary statements.

“DD3” means DD3D, Inc., a Florida corporation.

“DDH” means DDH Land Holdings, LLC, a Florida limited liability company and wholly owned subsidiary of the Borrower.

“DDP” means Digital Domain Productions, Inc., a Delaware corporation and wholly owned subsidiary of DD.

“Debt” of any Person means, without duplication for purposes of calculating financial ratios, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such capital stock, (g) all Contingent Obligations of such Person and (h) all indebtedness and other payment Obligations referred to in clauses (a) through (g) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.

“Default Rate” has the meaning specified in Section 2.04(c).

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Disposition Plan” has the meaning specified in Section 7.06(b).

“EBITDA” means, for any period, the sum, determined on a Consolidated basis, of (a) net income (or net loss), (b) interest expense, (c) income tax expense, (d) depreciation expense, (e) amortization expense, and (f) stock-based compensation expense, warrant and other equity-related expenses, and any other non-cash expenses, in each case of the Borrower and its Subsidiaries, determined in accordance with GAAP for such period.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $10,000,000; (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $10,000,000; (v) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow and having total assets in excess of $10,000,000, so long as such bank is acting through a branch or agency located in the United States; (vi) the central bank of any country that is a member of the OECD; and (vii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $10,000,000; and (viii) any other Person approved by the Required Lenders.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001 (a)(l 3) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Events of Default” has the meaning specified in Section 6.01.

“Existing Loan Agreement” has the meaning specified in the preliminary statements.

“Existing Lydian Loan” has the meaning specified in the preliminary statements.

“Extended Termination Date” means the earlier of (i) the date of termination in whole of the Loans pursuant to Section 2.03 or 6.01; or (ii) September 30, 2012 if the Initial Termination Date is extended for an additional year, provided that in order to extend the termination date for an additional year: (i) no Event of Default shall then exist or have occurred which shall not have been cured and (ii) the Borrower shall have given the Administrative Agent at least thirty (30) days prior written notice of the Borrower’s intention to extend the term of the termination date for an additional year.

“Falcon” has the meaning specified in the preliminary statements.

“Falcon Loan” has the meaning specified in the preliminary statements.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fiscal Year” means a fiscal year of the Borrower and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Flow of Funds Memorandum” means that certain Flow of Funds memorandum, dated as of the date hereof, substantially in the form attached hereto as Exhibit J.

“GAAP” has the meaning specified in Section 1.03.

“Grant Agreement” means that certain agreement dated November 25, 2009 between the City and the Borrower, a copy of which is attached hereto as Exhibit H.

“Guaranties” means the Textor Guaranty and the Subsidiary Guaranty.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Indemnified Costs” has the meaning specified in Section 7.05.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Initial PBC Digital Loan” has the meaning specified in the preliminary statements.

“Initial Public Transaction” means (x) an initial public offering of the Borrower (y) a merger, consolidation, exchange of stock, or reorganization of the Borrower (or a Subsidiary of the Borrower, whether preexisting or established as part of the transaction) with another Person, or (z) the sale, transfer or conveyance of substantially all of the assets of the Borrower, where, in the case of (y) or (z), prior to the transaction the Borrower was not publicly traded and immediately after the transaction the Borrower or the resulting entity is publicly traded.

“Initial Termination Date” means the earlier of September 30, 2011 and the date of termination in whole of the Loans pursuant to Section 2.03 or 6.01.

“Intercompany Note” means that certain secured intercompany note made by DD to the Borrower, as holder, which will become effective when the Falcon Loan is paid in full in the principal amount of Four Million Eight Hundred Thirty-Eight Thousand Six Hundred Three and 38/100 Dollars ($4,838,603.38).

“Interest Rate” has the meaning specified in Section 2.04(a).

“Internal Reorganization” means a merger, consolidation, corporate division, stock swap, or any transaction defined as a reorganization under Section 368(a) of the Internal Revenue Code that involves only the Borrower, its Subsidiaries and the owners of their equity; provided that any resulting entity is owned by Persons who owned equity in the Borrower or its Subsidiaries immediately prior to the transaction and that no such Person received money or property (other than equity) as a result of the transaction.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person.

“Investor Rights Agreement” means the Amended and Restated Investor Rights Agreement, dated as of the date hereof, between the Borrower, PBC Digital and PBC Macquarie, as such agreement is amended, amended and restated, supplemented and modified from time to time.

“Lease Agreement” means that certain lease agreement dated April 8, 2010 between the City and Borrower, a copy of which is attached hereto as Exhibit I.

“Lenders” means the Lenders set forth in the introductory paragraph and each Person that shall become a Lender hereunder pursuant to Section 8.07 for so long as such Lender or Person, as the case may be, shall be a party to this Agreement.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means (i) this Agreement, (ii) the Notes, (iii) the Guaranties, (iv) the Collateral Documents, (v) the Warrant Documents, and (vi) other instruments documents entered in to in connection herewith and therewith.

“Loan Parties” means the Borrower, DD, DD3, DDP and DDH.

“Loans” has the meaning specified in Section 2.01(d).

“Local Agreements” means those certain agreements by and between the Borrower, the City and/or the County, now existing or which are hereafter entered into by and between the parties including, without limitation, the Grant Agreement and the Lease Agreement, as such agreements may be modified only with the prior written consent of the Administrative Agent (based on the consent of the Required Lenders).

“Lydian Loan” has the meaning specified in Section 2.01(b).

“Lydian Promissory Note” has the meaning specified in the preliminary statements.

“Lydian” has the meaning specified in the introductory paragraph.

“Management Services Agreement” means the Amended and Restated Management Services Agreement, dated as of the date hereof, between the Borrower and Palm Beach Capital Management III, LLC (the “Consultant”), pursuant to which the Consultant will provide certain management services to the Borrower and will be compensated therefor, which agreement shall be in the terms as set forth in the Amended and Restated Convertible Note and Warrant Purchase Agreement, as such agreement is amended, amended and restated, supplemented and modified from time to time.

“Market Capitalization” means, following an Initial Public Transaction the market price of the Borrower’s issued and outstanding Common Stock, calculated by multiplying the number of outstanding shares of Common Stock by the current Market Price of a share of Common Stock.

“Market Price” means, as of any particular date: (a) the volume weighted average of the closing sales prices of the Borrower’s Common Stock for such day on all domestic securities exchanges on which the Borrower’s Common Stock may at the time be listed; (b) if there have been no sales of the Borrower’s Common Stock on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Borrower’s Common Stock on all such exchanges at the end of such day; (c) if on any such day the Borrower’s Common Stock is not listed on a domestic securities exchange, the closing sales price of the Borrower’s Common Stock as quoted on Nasdaq, the OTC Bulletin Board or similar quotation system or association for such day; or (d) if there have been no sales of the Borrower’s Common Stock on Nasdaq, the OTC Bulletin Board or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Borrower’s Common Stock quoted on Nasdaq, the OTC Bulletin Board or similar quotation system or association at the end of such day; in each case of clauses (a) - (d), averaged over twenty (20) consecutive Business Days ending on the Business Day immediately prior to the day as of which “Market Price” is being determined; provided, that if the Borrower’s Common Stock is listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries, (b) the rights and remedies of the any Lender under any Loan Document or (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $500,000,000 or more in any year or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person, including, but not limited to the Local Agreements and the State Agreement (and any amendments, restatements and modifications of such documents).

“Monetary Default” means any Event of Default described in Section 6.01(a).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Nasdaq” means The Nasdaq Stock Market, Inc.

“Non-monetary Default” means any Event of Default other than a Monetary Default.

“Notes” means the Amended and Restated Lydian Note, the Amended and Restated PBC Digital Note and the PBC Macquarie Note.

“NPL” means the National Priorities List under CERCLA.

“OTC Bulletin Board” means the National Association of Securities Dealers, Inc. OTC Bulletin Board.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(e). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OECD” means the Organization for Economic Cooperation and Development.

“Original Effective Date” has the meaning specified in the preliminary statements.

“Original Loan Agreement” has the meaning specified in the preliminary statements.

“Other Taxes” has the meaning specified in Section 2.06(b).

“PBC Loans” has the meaning specified in Section Error! Reference source not found.

“PBC Digital” has the meaning specified in the introductory paragraph.

“PBC Digital Warrant” means the Warrant, dated as of September 30, 2010, given by the Borrower to PBC Digital, as such warrant is amended, amended and restated, supplemented and modified from time to time.

“PBC Lenders” shall mean, collectively, PBC Digital and PBC Macquarie.

“PBC Macquarie” has the meaning specified in the introductory paragraph.

“PBC Macquarie Note” means the PBC Macquarie Convertible Note dated as of the date hereof, issued by the Borrower to PBC Macquarie and in the form of Exhibit A-3, as such agreement is amended, amended and restated, supplemented and modified from time to time.

“PBC Macquarie Warrant” means the Warrant, dated of even date herewith, given by the Borrower to PBC Macquarie, as such warrant is amended, amended and restated, supplemented and modified from time to time.

“PBC Notes” means the Amended and Restated PBC Digital Note and the PBC Macquarie Note.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Indebtedness” means the following:

(a)           any Debt created pursuant to this Agreement and the other Loan Documents;

(b)          purchase money Debt and capital leases, equipment financing and real property leases, entered into in the ordinary course of business;

(c)           trade debt incurred in the ordinary course of business consistent with past practice that is outstanding less than one hundred and twenty (120) days after incurrence;

(d)          Debt subordinate to the Notes on terms satisfactory to the Lenders;

(e)           all Debt incurred by the Borrower and/or its Subsidiaries in connection with state and local government bond and grant monies received by the Borrower and/or its Subsidiaries in connection with the development, construction and operation of digital animation studios in Port St. Lucie, Florida and West Palm Beach, Florida;

(f)           all Debt, in an aggregate principal amount not to exceed $45,000,000, incurred by the Borrower and/or its Subsidiaries in connection with the acquisition and development of real property in the development known as “Tradition” in Port St. Lucie, Florida and the construction of infrastructure and buildings thereon;

(g)          all Debt, in an aggregate principal amount not to exceed $65,000,000, incurred by the Borrower and/or its Subsidiaries in connection with the acquisition and development of real property known as the “Tent Site” on the corner of Dixie Highway and Okeechobee Boulevard in downtown West Palm Beach, Florida, and the construction of infrastructure and buildings thereon;

(h)          that certain Debt as evidenced by that the Promissory Note dated February 11, 2010 between the Borrower and Carl Stork;

(i)           that certain Debt as evidenced by the Falcon Loan.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:

(a)           Liens for taxes, assessments and governmental charges or levies;

(b)           Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate;

(c)           pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations;

(d)           easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes;

(e)           purchase money Liens upon or in real property or equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and

(f)      Liens that secure Permitted Indebtedness (other than the trade debt, the Debt due to Carl Stork and the Debt due to Michael Bay described in clauses (c), (h), and (i) of the definition of “Permitted Indebtedness”).

“Permitted Uses” has the meaning specified in Section 2.01(d).

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Pledged Debt” means the debt pledged pursuant to the Security Agreement.

“Project” means the development, construction and equipping of the digital animation studio described in the Grant Agreement and the Lease Agreement.

“Project Site” means the real property upon which the Project is to be developed.

“Recovered Property” has the meaning specified in Section 7.06(b).

“Register” has the meaning specified in Section 8.07(d).

“Required Lenders” means, at any time, the Lenders owning or holding at least 66-2/3% of the sum of the aggregate principal amount of the Loans outstanding at such time.

“Responsible Officer” means any officer of any Loan Party or any of its Subsidiaries.

“Restricted Account” has the meaning specified in Section 2.01(a).

“Restricted Account Control Agreement” has the meaning specified in Section 2.01(a).

“Right of First Refusal and Co-Sale Agreement” means the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of the date hereof, among the Borrower, the stockholders of the Borrower set forth therein, PBC Digital and PBC Macquarie, as such agreement amended, restated, supplemented and modified from time to time.

“Security Agreement” means that certain Second Amended and Restated Security Agreement, in the form attached hereto as Exhibit D, (together with each other security agreement and security agreement supplement delivered pursuant to Section 5.01(j), in each case as amended, duly executed by the Borrower, DDH and DD3 together with:

(a)           instruments evidencing the Pledged Debt indorsed in blank, including, but not limited to the Intercompany Note;

(b)           acknowledgment copies of proper financing statements, duly filed on or before the date hereof under the Uniform Commercial Code of all jurisdictions that the Lenders may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement;

(c)           evidence of the completion of all other recordings and filings of or with respect to the Security Agreement that the Lenders may deem necessary or desirable in order to perfect and protect the Liens created thereby; and

(d)           evidence that all other action that the Lenders may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement has been taken.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(l5) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair market value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“State Agreement” means that certain State of Florida Office of the Governor Grant Fund Agreement dated June 30, 2009, by and between the State of Florida, Executive Office of the Governor’s Office of Tourism, Trade and Economic Development and the Borrower. The term “State Agreement” shall also refers to any amendments to such Grant Fund Agreement provided any such amendment is approved by the Administrative Agent.

“Stock Option Agreement” means that certain Stock Option Agreement dated as of September 30, 2009 between Borrower and Lydian, whereby Borrower granted Lender an option to acquire common stock in the Borrower on the terms set forth therein.

“Subsidiary Guaranty” means that certain guaranty attached as Exhibit C-2, dated as of September 30, 2010, as amended by that certain Amendment to Subsidiary Guaranty, substantially in the form attached hereto as Exhibit C-3 (together with each other guaranty and guaranty supplement delivered pursuant to Section 5.01(j), in each case as amended, duly executed by DDH, DD3 and all current and future direct and indirect Subsidiaries of the Borrower (except DD and its Subsidiaries)).

“Subsidiary” of any Person means (i) any Affiliate of a Person or (ii) any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” has the meaning specified in Section 2.06(a).

“Termination Date” means the Initial Termination Date or the Extended Termination Date, if the Initial Termination Date is extended pursuant to the terms hereof.

“Textor Guaranty” means the Second Amended and Restated Unconditional Guaranty of Repayment, in the form attached hereto as Exhibit C-l, as such agreement is amended, amended, restated, supplemented and modified from time to time, duly executed by Textor.

“Textor Pledge Agreement” means that certain Second Amended and Restated Security and Pledge Agreement, in the form attached hereto as Exhibit E-2, executed by Textor and Deborah W. Textor, each a resident of the State of Florida, which grants the Administrative Agent for the ratable benefit of the Lenders a perfected first priority security interest, and pledge of, the Textor Stock.

“Textor” means John C. Textor, a resident of the State of Florida.

“Textor Stock” means 3,600,000 shares of common stock of the Borrower owned by Textor and Deborah W. Textor, and described on the Annex to the Textor Pledge Agreement.

“Titanic Assignment” means that certain Assignment dated October 15, 2009 among DDP, the Borrower, as such agreement is amended, amended and restated, supplemented and modified from time to time.

“Titanic Services Agreement” means that certain “Service Agreement” referenced and defined in the Titanic Assignment, as such agreement is amended, amended and restated, supplemented and modified from time to time.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wall Street Journal Prime Rate” has the meaning specified in Section 2.04.

“Warrant Documents” means the Warrants, the Convertible Note and Warrant Purchase Agreement, the Notes, the Management Services Agreements, the Investor Rights Agreement, Right of First Refusal and Co-Sale Agreement, and the Certificate of Designation.

“Warrants” means the PBC Digital Warrant and the PBC Macquarie Warrant, as such warrants are amended, amended and restated, supplemented and modified from time to time.

“Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability.

SECTION 1.02.          Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

SECTION 1.03.          Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(g) and (h) (“GAAP”).

ARTICLE II

LOANS

SECTION 2.01.           The Loans.

(a)         PBC Loans.

(i) On the date hereof, PBC Digital agrees, subject to the conditions set forth in this Agreement (including, without limitation Section 2.01(c) hereof), to make the Second PBC Digital Loan and PBC Macquarie agrees, subject to the conditions set forth in this Agreement (including, without limitation Section 2.01(c) hereof), to make the PBC Macquarie Loan (the Initial PBC Digital Loan, the Second PBC Digital Loan and the PBC Macquarie Loan are collectively referred to as the “PBC Loans”, and the PBC Loans together with the Existing Lydian Loan, the “Loans”). Borrower acknowledges that upon PBC Digital making the Second PBC Digital Loan and PBC Macquarie making the PBC Macquarie Loan, that all amounts available under each of the PBC Digital Note and the PBC Macquarie Note shall have been disbursed in full to the Borrower and neither PBC Digital nor PBC Macquarie shall be under any obligation to make any further loans to the Borrower.

(ii)           Intentionally Omitted.

(iii)          The PBC Digital Loans shall be evidenced by the Amended and Restated PBC Digital Note and the PBC Macquarie Loan shall be evidenced by the PBC Macquarie Note.

(iv)          Any and all PBC Loans that are made by PBC Digital and/or PBC Macquarie in accordance with the terms hereof in excess of the amounts set forth in Section 2.01(c) hereof shall be made into a restricted account at Lydian at its office at 180 Royal Palm Way, Palm Beach, Florida 33480, Account No. 400011011, Attention: Cathy Wilson (the “Restricted Account”) and funds shall be distributed from the Restricted Account to the Borrower only for Permitted Uses. The Restricted Account shall also be subject to the restricted account control agreement attached hereto as Exhibit F-2 (the “Restricted Account Control Agreement”).

(b)           Intentionally Omitted.

(c)           Pay-off of the Falcon Loan. (i) a portion of the proceeds of the Second PBC Digital Loan and the PBC Macquarie Loan shall be disbursed by the Administrative Agent to pay closing costs in accordance with the Flow of Funds Memorandum attached hereto as Exhibit J; (ii) the remainder of the proceeds of the Second PBC Digital Loan and the PBC Macquarie Loan shall be disbursed to and held by the Administrative Agent to be disbursed by the Administrative Agent upon such time as the Borrower receives and presents the Administrative Agent with a final pay-off statement, executed lien release letters and authorization to file such UCC termination statements from Falcon in form and substance satisfactory to the Lenders: (A) directly to Falcon an amount sufficient to repay in full the remaining principal and interest on the Falcon Loan (the “Falcon Pay-Off”); (B) directly to Palm Beach Capital Fund III, L.P., a Delaware limited partnership (“PBC Fund”), an amount sufficient to repay in full the remaining principal and interest on the note issued by Borrower to PBC Fund (PBC Digital may, at its discretion, hold back such payment and pay PBC Fund directly out of the proceeds of the Second PBC Digital Loan); (C) to Lydian to restore the Cash Reserve under the Cash Collateral Pledge Agreement to $922,746.69 (as necessary); and (D) the remainder shall be disbursed in accordance with Section 2.01(d) hereof.

(d)       Uses of PBC Loans. The proceeds of PBC Loans shall, when combined with the funds released from the Cash Reserve (as defined in the Cash Collateral Agreement) as provided in the Cash Collateral Agreement and the prior payment specified in Section 2.01(c) shall be used, subject to terms of this Agreement, for the following purposes: (i) first, after payment in full of the Falcon Loan, to restore the Cash Reserve as required in Section 2 of the Cash Collateral Agreement; (ii) second, to pay ordinary and necessary business expenditures of the Borrower or its Subsidiaries that are consistent with their business plan; (iii) third, to pay for capital expenditures of the Borrower or any of its Subsidiaries that have been approved by the Lenders using their reasonable discretion; and (iv) fourth, to make Investments as permitted by this Agreement (items (i) - (iv), “Permitted Uses”).

SECTION 2.02.          Repayment of Loans. On the Termination Date, the Borrower shall repay to the Administrative Agent for the ratable benefit of the Lenders the aggregate principal amount of the Loans due to each Lender together with the outstanding interest due and owing on such Loans.

SECTION 2.03.          Prepayments. (a) Optional. The Borrower may, upon at least seven (7) Business Days’ prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, prepay to the Administrative Agent for the ratable benefit of the Lenders the Loans due and owing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof.

(b)          Mandatory. If the Borrower completes an Initial Public Transaction where the Borrower or the resulting entity is publicly traded with a Market Capitalization of no less than $100,000,000.00 and the Borrower has received net proceeds of at least $40,000,000.00 from such transaction, then ninety (90) days after the completion of such transaction Lydian may call the Lydian Loan.

SECTION 2.04.          Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Loan owing to each Lender commencing on November 1, 2010, and on the same day of each month thereafter, at the rate that shall be the greater of: (i) six and one-half percent (6.5%) per annum or (ii) a floating rate of interest equal to the base rate on corporate loans posted by at least seventy-five percent (75%) of the nation’s largest banks known as the “Wall Street Journal Prime”, as such rate shall change from time to time, plus two hundred (200) basis points. If the Wall Street Journal Prime is no longer available, then the interest rate due under this Agreement shall be based on a comparable index and spread as may be determined by Administrative Agent. The Borrower acknowledges that the interest rate shall change as the Wall Street Journal Prime changes from time to time. The rate of interest to be charged from time to time, pursuant to this paragraph is hereinafter called the “Interest Rate”.

(b)           Late Charge. If any amounts due and owing under the Loans are not paid within five (5) Business Days of the date when due, the Borrower shall pay the Administrative Agent for the ratable benefit of the Lenders a “late charge” in the amount of five percent (5%) of the amount of the payment that is past due.

(c)           Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay to the Administrative Agent for the ratable benefit of the Lenders interest on any overdue payment of principal, interest, charges and premiums at a rate per annum equal at all times to twenty-four percent (24%) per annum if the Event of Default was a Monetary Default or six percent (6%) per annum above the rate per annum required to be paid hereunder if the Event of Default was a Non-monetary Default (the “Default Rate”), from the date the same shall become due and payable until the date paid.

SECTION 2.05.       Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim of set-off, not later than 3:00 P.M. (Delaware time) on the day when due in U.S. dollars to the Administrative Agent at such account designated by the Administrative Agent in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent shall promptly thereafter cause funds to be distributed to the Lenders for the account of their respective lending offices ratably in accordance with the amounts of the Lenders’ respective Obligations then payable to such Lenders to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d) from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)           The Borrower hereby authorizes each Lender and each of its Affiliates, if and to the extent payment owed to such Lender is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender or such Affiliate any amount so due.

(c)           All computations of interest shall be made by the Administrative Agent shall be on the basis of a 360-day year and paid for the actual number of days elapsed for any whole or partial month in which interest is being calculated. Each determination by the Administrative Agent of an Interest Rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)           Whenever any payment hereunder or under any Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be.

(e)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.06.          Taxes. (a) Any and all payments by the Borrower hereunder or under any Note shall be made, in accordance with Section 2.06, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (i) that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of the Administrative Agent or such Lender’s office or any political subdivision thereof, (ii) that are imposed as a result of its own tax liabilities, or (iii) that are imposed as a consequence of its own tax attributes or foreign taxpayer status (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any Note being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to the Administrative Agent or any Lender, (i) the sum payable by the Borrower shall be increased as may be necessary so that after the Borrower and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.06) such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make all such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).

(c)           The Borrower shall indemnify the Administrative Agent and each Lender for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.06, imposed on or paid by the Administrative Agent or such Lender and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date the Administrative Agent or such Lender makes written demand therefor.

(d)           Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder or under the any Note by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsection (d) of this Section 2.06, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

SECTION 2.07.         Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 8.07) (a) on account of Obligations due and payable to such Lender hereunder and under the any Note at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under any Note at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under any Note at such time obtained by all the Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under any Note at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under any Note at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under any promissory note given in connection with the Loans at such time obtained by all of the Lenders at such time, such Lender shall forthwith pay such portion of such received payment to the other Lender so that each Lender shall have received its ratable share of such received payment.

ARTICLE III

CONDITIONS OF LENDING

SECTION 3.01.         Conditions Precedent to the Loans. The obligation of each Lender to make the Loans is subject to the satisfaction of the following conditions precedent:

(a)         The Lenders shall have received on or before the date hereof, each dated such day (unless otherwise specified), in form and substance satisfactory to the Lenders:

(i)           This Agreement signed by the Borrower.

(ii)          The Amended and Restated PBC Digital Note and the PBC Macquarie Note.

(iii)         Certified copies of the resolutions of the Board of Directors (or equivalent governing body) of each Loan Party approving this Agreement and the transactions contemplated hereby to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to this Agreement and the transactions contemplated hereby to which it is or is to be a party.

(b)          Lenders shall have received a certificate of each Loan Party, signed on behalf of such Loan Party by an authorized person of such Loan Party, dated the date hereof (the statements made in which certificate shall be true on and as of the date hereof), certifying and attaching (A) a certified copy of such Loan Party’s charter or similar organizational documents, including all amendments thereto, certified by the Secretary of State of the jurisdiction of incorporation of such Loan Party, (B) a true and correct copy of the bylaws (or equivalent governing document) of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(a)(iii) were adopted and on the date hereof, (C) the due incorporation and good standing or valid existence of such Loan Party as a company organized under the laws of the jurisdiction of its incorporation, and the absence of any proceeding for the dissolution or liquidation of such Loan Party, (D) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the date hereof and (E) the absence of any event occurring and continuing, or resulting from the making of the Loans, that constitutes a Default.

(c)           The Lenders shall have received fully executed copies of the (i) Warrant Documents; and (ii) the Articles of Amendment to the Articles of Incorporation, and each document shall be in full force and effect.

(d)          The Lenders shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party.

(e)           The Lenders shall have received a certificate in form and substance satisfactory to the Lenders attesting to the Solvency of each Loan Party before and after giving effect to the transactions contemplated by this Agreement, from the Chief Financial Officer of each Loan Party.

(f)           The Lenders shall have received such financial, business and other information regarding each Loan Party and its Subsidiaries as the Lenders shall have requested.

(g)          The Lenders shall have received evidence of insurance naming the Lenders as additional insured and loss payee with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as is satisfactory to the Lenders.

(h)          The Lenders shall have received copies of all Material Contracts of each Loan Party and its Subsidiaries as the Lenders shall request.

(i)           The Lenders shall have received a favorable opinion of Eavenson & Kairalla, P.L., counsel for the Loan Parties, in substantially the form of Exhibit G hereto and as to such other matters as the Lenders may reasonably request.

(j)           The Lenders shall have received an Amended and Restated Stockholders Agreement for DD, which agreement shall be in the form acceptable to the Lenders.

(k)           There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that could have a Material Adverse Effect on any Loan Party or any of its Subsidiaries (except for the litigation disclosed on Schedule 4.01(f)).

(1)           Each Lender shall have independently completed a due diligence investigation of the Loan Parties and its Subsidiaries in scope, and with results, satisfactory to each Lender.

(m)         The Borrower shall have paid all accrued fees of the Administrative Agent and the Lenders (including the accrued fees and expenses of counsel and accountants to the Administrative Agent and the Lenders).

(n)          The representations and warranties of the Loan Parties contained in each Loan Document to which it is a party shall be correct on and as of the date hereof, before and after giving effect to the Loans and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date hereof, in which case as of such specific date.

(o)          No Default has occurred and is continuing, or would result from the Borrower borrowing the Loans or from the application of the proceeds therefrom.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.          Representations and Warranties of the Borrower.  The Borrower represents and warrants as follows:

(a)           Each Loan Party and each of its Subsidiaries (i) is a corporation or company duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and (iii) has all requisite power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding Equity Interests in the Borrower and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Persons in the amounts specified on Schedule 4.01(a) hereto, and that the Equity Interests owned by the Borrower or its Subsidiaries are free and clear of all Liens, except those created to provide security for the Falcon Loan or under the Collateral Documents.

(b)           Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation, the number of shares of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Equity Interests in each Loan Party’s Subsidiaries has been validly issued, are fully paid and non-assessable and that the Equity Interests owned by the Loan Party’s or their Subsidiaries are free and clear of all Liens, except those created to provide security for the Falcon Loan or under the Collateral Documents

(c)         The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party, and the consummation of the transactions contemplated hereby, are within such Loan Party’s powers, have been duly authorized by all necessary action, and do not (i) contravene such Loan Party’s organizational documents (ii) violate any law, rule, regulation (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust lease or other instrument, the violation or breach of which could have a Material Adverse Effect.

(d)           No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party, or for the consummation of the transaction contemplated by this Agreement, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(d) hereto, all of which have been duly obtained, taken given or made and are in full force and effect.

(e)           This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy and/or insolvency laws and/or the rights of creditors generally.

(f)           There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) could have a Material Adverse Effect other than as disclosed on Schedule 4.01(f) or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated hereby.

(g)           The Consolidated balance sheets of the Borrower and its Subsidiaries as at December 31, 2008 and December 31, 2009, and the related Consolidated statements of income and Consolidated statements of cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an unqualified opinion of Singer Lewak, independent public accountants, and the Consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 2010, and the related Consolidated statement of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for the six (6) months then ended, duly certified by the Chief Financial Officer of the Borrower, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at June 30, 2010, and said statements of income and cash flows for the six months then ended, to year-end audit adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, and since December 31, 2009, there has been no Material Adverse Change.

(h)           The Consolidated pro forma balance sheet of the Borrower and its Subsidiaries as at June 30, 2010, and the related Consolidated pro forma statements of income and cash flows of the Borrower and its Subsidiaries for the six (6) months then ended, certified by the Chief Financial Officer of the Borrower, copies of which have been furnished to each Lender, fairly present the Consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date, in each case giving effect to the transactions contemplated hereby, all in accordance with GAAP subject to year-end audit adjustments.

(i)           No information, exhibit or report furnished by or on behalf of any Loan Party to any Lender in connection with the negotiation, execution and delivery of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

(j)            Neither any Loan Party nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Neither any Loan Party nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. Neither the making of the Loans, nor the application of the proceeds or repayment thereof by the Borrower, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(k)           Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that could have a Material Adverse Effect.

(1)           All filings and other actions necessary or desirable to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor the Administrative Agent for the ratable benefit of the Lenders a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral, securing the payment of the Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken. The Loan Parties (as applicable) are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

(m)         Each Loan Party is, individually and together with its Subsidiaries, Solvent.

(n)          Set forth on Schedule 4.0l(n) hereto is a complete and accurate list of all Plans, Multiemployer Plans and Welfare Plans.

(i)           No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan.

(ii)          Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Administrative Agent, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

(o)          Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(p)          The operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(i)           None of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries.

(ii)          Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

(q)          (i)           Neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement.

(ii)          Each Loan Party and each of its Subsidiaries and Affiliates has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

(r)           Set forth on Schedule 4.01(r) hereto is a complete and accurate list of all Debt, showing as of the date hereof the obligor and the principal amount outstanding thereunder.

(s)          Set forth on Schedule 4.01(s) hereto is a complete and accurate list of all Liens on the property or assets of any Loan Party or any of its Subsidiaries, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.

(t)           Set forth on Schedule 4.01(t) hereto is a complete and accurate list of all real property owned by any Loan Party or any of its Subsidiaries, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book and fair value thereof. Each Loan Party or such Subsidiary has good, marketable and insurable fee simple title to such real property, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(u)          Set forth on Schedule 4.0l(u) hereto is a complete and accurate list of all leases of real property under which any Loan Party or any of its Subsidiaries is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. To the knowledge of the undersigned officers of the Borrower, each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(v)          Set forth on Schedule 4.01(v) hereto is a complete and accurate list of all Investments held by any Loan Party or any of its Subsidiaries on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

(w)         Set forth on Schedule 4.01(w) hereto is a complete and accurate list of all patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of each Loan Party or any of its Subsidiaries, showing as of the date hereof the jurisdiction in which registered, the registration number, the date of registration and the expiration date.

(x)           Set forth on Schedule 4.01(x) hereto is a complete and accurate list of all Material Contracts of each Loan Party and its Subsidiaries, showing as of the date hereof the parties, subject matter and term thereof. Each such Material Contract has been duly authorized, executed and delivered by all parties thereto, has not been amended or otherwise modified, is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, and there exists no default under any Material Contract by any party thereto.

(y)          No Loan Party has received any notice that either is in default with respect to any law, statute, judgment, writ, injunction, decree, rule or regulation of any court or governmental agency, or instrumentality, which could have a Material Adverse Effect.

(z)           The Titanic Assignment is in full force and effect and to the best of the Borrower’s knowledge, the representations and warranties contained in Section 5 of the Titanic Assignment are true and accurate in all material respects.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01.        Affirmative Covenants.   So long as any Loans or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, the Borrower will:

(a)          Compliance with Laws, Etc. Comply, and cause DD to comply, in all material respects, with all applicable laws, rules, regulations and orders.

(b)          Payment of Taxes, Etc. Pay and discharge, and cause DD to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c)          Compliance with Environmental Laws. Comply, and cause DD and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause DD to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause DD to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

(d)          Maintenance of Insurance. Maintain, and cause DD to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates. Such insurance shall be in such minimum amounts that the Borrower will not be deemed a co-insurer under applicable insurance laws, regulations and policies, and otherwise shall be in such amounts, contain such terms, be in such forms, and be for such periods as may be reasonably satisfactory to the Lenders. In addition, the Lenders shall be named as the loss payee/additional insured, as appropriate, under all such insurance policies. Without limiting the foregoing, the Borrower will (a) keep all of its physical property insured with casualty or with physical hazard insurance on an “all risks basis”, with broad form flood and earthquake coverages and electronic data processing coverage, with a full replacement cost endorsement and an “agreed amount” clause in an amount equal to one hundred percent (100%) of the full replacement cost of such property, (b) maintain all such workers’ compensation or similar insurance as may be required by law and (c) maintain, in amounts with deductibles equal to those generally maintained by business engaged in similar activities in similar geographic areas, general public liability insurance against claims of bodily injury, death or property damage occurring on, in or about the properties of the Borrower, business interruption insurance, and product liability insurance.

(e)          Preservation of Corporate Existence, Etc. Preserve and maintain, and cause DD to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any other merger or consolidation permitted under Section 5.02(e) and the Initial Public Transactions.

(f)           Visitation Rights. At any reasonable time and from time to time, permit the Lenders, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

(g)          Keeping of Books. Keep, and cause DD to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and DD in accordance with generally accepted accounting principles in effect from time to time.

(h)          Maintenance of Properties, Etc. Maintain and preserve, and cause DD to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(i)           Transactions with Affiliates. Conduct, and cause DD to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

(j)           Covenant to Guarantee Obligations and Give Security. Upon (x) the request of the Administrative Agent following the occurrence and during the continuance of an Event of Default, (y) the formation or acquisition of any new direct or indirect Subsidiaries by any Loan Party (other than a transitory Subsidiary formed pursuant to an Initial Public Transaction) or (z) the acquisition of any property by any Loan Party, and such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest (except for Permitted Liens) in favor of the Administrative Agent for the ratable benefit of the Lenders, then the Borrower shall, in each case at the Borrower’s expense:

(i)           in connection with the formation or acquisition of a Subsidiary, within 10 days after such formation or acquisition, cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Lenders, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(ii)          within 10 days after such request, formation or acquisition, furnish to the Administrative Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries in detail satisfactory to the Lenders,

(iii)         within 15 days after such request, formation or acquisition, duly execute and deliver, and cause each such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver, to the Administrative Agent for the ratable benefit of the Lenders mortgages, pledges, assignments, security agreement supplements and other security agreements, as specified by and in form and substance satisfactory to the Lenders, securing payment of all the Obligations of the applicable Loan Party, such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such properties, and

(iv)        within 30 days after such request, formation or acquisition, take, and cause such Subsidiary or such parent to take, whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Lenders to perfect and confirm the valid and subsisting Liens on the properties purported to be subject to the mortgages, pledges, assignments, security agreement supplements and security agreements delivered pursuant to this Section 5.01(i), enforceable against all third parties (except for Permitted Liens) in accordance with their terms.

(k)          Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Lenders in all respects to cure any such default, and cause DD to do so. Notwithstanding the foregoing, this Section 5.01(k) shall only apply if the Borrower’s action or inaction would have a Material Adverse Effect.

(1)          Performance of Material Contracts. Perform and observe, and cause each of its Subsidiaries to perform and observe, all the terms and provisions of each Material Contract to be performed or observed by it, maintain, and cause each of its Subsidiaries to maintain, each such Material Contract in full force and effect, and enforce, and cause each of its Subsidiaries to enforce, each such Material Contract in accordance with its terms. Notwithstanding the foregoing, this Section 5.01(1) shall only apply if the Borrower’s or any of its Subsidiary’s action or inaction would have a Material Adverse Effect.

(m)         Payment of Documentary Stamp and Intangible Taxes. If the Administrative Agent or any Lender shall be required to pay documentary stamp or intangible taxes in connection with the Loans, the Borrower will immediately upon receipt of notice from the Administrative Agent or such Lender pay all such documentary stamp or intangible taxes and hold the Administrative Agent and the Lenders harmless from all liabilities in connection therewith.

(n)          Restricted Account. Promptly upon the Borrower’s receipt of the Second PBC Digital Loan and the PBC Macquarie Loan, the Borrower shall establish a Restricted Account with Lydian and enter into a Restricted Account Control Agreement, which fully executed agreement shall promptly be delivered to the Administrative Agent and the Lenders.

(o)          Payoff of Falcon Loan. On or before December 31, 2010, the Falcon Loan shall be paid in full using the proceeds of the PBC Loans and the Cash Reserve. Upon the payment in full of the Falcon Loan, (i) the Lenders shall receive, in form and substance satisfactory to the Lenders, all releases (including, but not limited to releases of lien given in connection with the Falcon Loan), terminations and such other documents as it may request to evidence and effectuate the termination of the Falcon Loan and (ii) the Lenders shall have received a fully executed copy of the Intercompany Note.

(p)          Further Assurances, (i) Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and

(ii)          Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

(q)          Titanic Services Agreement. (i) Notify the Administrative Agent of any material circumstances known to it bearing on the Titanic Services Agreement and promptly provide the Administrative Agent with copies of any demands, notes or communications received by it with respect to the Titanic Assignment and (ii) cause all payments received by it pursuant to the Titanic Services Agreement to be promptly paid to the Administrative to be deposited into an account maintained by Lydian Private Bank, added to the Cash Reserve and held as additional Collateral pursuant to the Cash Collateral Agreement.

SECTION 5.02.        Negative Covenants. So long as any Loan or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, the Borrower will not, at any time:

(a)          Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Borrower or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

(i)           Liens created under the Loan Documents;

(ii)          Permitted Liens;

(iii)         Liens existing on the date hereof and described on Schedule 4.01(s) hereto;

(iv)         Liens, mortgages or otherwise hypothecating fee title to the Project Site to secure the bond financing contemplated by the Grant Agreement and the Lease Agreement; and

(v)          the replacement, extension or renewal of any Lien permitted by clauses (iii) and (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

(b)          Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i)           in the case of the Borrower, Debt owed to a wholly owned Subsidiary of the Borrower, which Debt (x) shall, in the case of Debt owed to a Loan Party, constitute pledged debt, (y) shall be on terms acceptable to the Lenders and (z) shall be evidenced by promissory notes in form and substance satisfactory to the Lenders and such promissory notes shall, in the case of Debt owed to a Loan Party, be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Lenders pursuant to the terms of the Security Agreement;

(ii)          in the case of any Subsidiary of the Borrower, Debt owed to the Borrower or to a wholly owned Subsidiary of the Borrower, provided that, in each case, such Debt (x) shall, in the case of Debt owed to a Loan Party, constitute Pledged Debt, (y) shall be on terms acceptable to the Lenders and (z) shall be evidenced by promissory notes in form and substance satisfactory to the Lenders and such promissory notes shall, in the case of Debt owed to a Loan Party, be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Lenders pursuant to the terms of the Security Agreement;

(iii)         in the case of the Borrower and its Subsidiaries,

(A)	Permitted Indebtedness,

(B)	Debt contemplated by the Local Agreements and the State Agreement and the negotiations and agreements with the City of West Palm Beach,

(C)
Debt of any Person that becomes a Subsidiary of the Borrower after the date hereof in accordance with the terms of Section (e)5.02(e) which Debt is existing at the time such Person becomes a Subsidiary of the Borrower (other than Debt incurred solely in contemplation of such Person becoming a Subsidiary of the Borrower), and

(D)	in the case of DD, the types of Debt described in clauses (a) - (d) and (j) of the definition of Permitted Indebtedness in Section 1.01 above.

(c)          Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that any Subsidiary of the Borrower may merge into or consolidate with any other Subsidiary of the Borrower, provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly owned Subsidiary of the Borrower, provided further that, in the case of any such merger or consolidation to which a Subsidiary is a Guarantor, the Person formed by such merger or consolidation shall be a Guarantor. Notwithstanding the foregoing, this Section 5.02(c) shall not apply to the Initial Public Transaction.

(d)          Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except sales of inventory in the ordinary course of its business. Notwithstanding the foregoing, this Section 5.02(d) shall not apply to the Initial Public Transaction.

(e)          Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:

(i)           equity Investments by the Borrower and its Subsidiaries in their Subsidiaries;

(ii)          loans and advances to employees in the ordinary course of the business of the Borrower and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $500,000 at any time outstanding;

(iii)         Investments by the Borrower and its Subsidiaries in Cash Equivalents; and

(iv)         Notwithstanding the foregoing, this Section 5.02(e) shall not apply to the Initial Public Transaction.

(f)           Restricted Payments. Except as contemplated by the Warrant Documents and the Stock Option Agreement, declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower; provided; however that this Section 5.02(f) shall not apply to the Initial Public Transaction or an Internal Reorganization.

(g)          Amendments of Constitutive Documents. Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation, bylaws, shareholders or stockholders agreements or other constitutive documents; provided, however that this Section 5.02(g) shall not apply to any amendments for an Initial Public Transaction, an Internal Reorganization or the selling of Equity Interest in the Borrower or its Subsidiaries so long as such amendment is permitted by the terms of this Agreement.

(h)          Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required by generally accepted accounting principles, or (ii) Fiscal Year.

(i)           Prepayments, Etc., of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except the prepayment of the Loans and the Falcon Loans in accordance with the terms of this Agreement.

(j)           Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) in favor of the Lenders, (ii) any Debt outstanding on the date any Subsidiary of the Borrower becomes such a Subsidiary (so long as such agreement was not entered into solely in contemplation of such Subsidiary becoming a Subsidiary of the Borrower) or (iii) any Permitted Liens.

(k)          Formation of Subsidiaries. Organize or invest, or permit any Subsidiary to organize or invest, in any new Subsidiary except as permitted under Section 5.02(e)(i). Notwithstanding the foregoing, this Section 5.02(k) shall not apply to the Initial Public Transaction or an Internal Reorganization.

(1)          Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except as permitted by the Loan Documents.

(m)         Amendment, Etc., of Material Contracts. Cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract or take any other action in connection with any Material Contract that would impair the value of the interest or rights of any Loan Party thereunder or that would impair the interest or rights of any Lender, or permit any of its Subsidiaries to do any of the foregoing other than, with respect to Material Contracts that are not the State Agreement or any Local Agreement, in the ordinary course of business. Notwithstanding the foregoing, this Section 5.02(m) shall not apply to Material Contracts other than the State Agreement or any Local Agreement effectuated by the Initial Public Transaction, an Internal Reorganization or any other transaction that does not have a Material Adverse Effect.

(n)          Ownership Change. Take, or permit any of its Subsidiaries to take, any action that would result in an “ownership change” (as defined in Section 382 of the Internal Revenue Code) with respect to the Borrower or any of its Subsidiaries. Notwithstanding the foregoing, this Section 5.02(n) shall not apply to the Initial Public Transaction.

(o)          Guarantees. Except as provided for herein, enter into or permit any of its Subsidiaries to enter into any into any guaranty without the prior written consent of the Lenders.

(p)          Intercompany Note. Allow any amendments to the Intercompany Note without the prior written consent of the Lenders.

(q)          Titanic Services Agreement. Borrower will not (i) modify or grant any waiver with respect to the Titanic Services Agreement or (ii) assign, pledge or encumber any rights under the Titanic Services Agreement.

SECTION 5.03.         Reporting Requirements. So long as any Loan or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, the Borrower will furnish to the Lenders:

(a)          Default Notice. As soon as possible and in any event within five (5) days after a Responsible Officer becomes aware or should become aware of the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.

(b)          Annual Financials. As soon as available and in any event within 120 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion acceptable to the Lenders of a certified independent public accountant of recognized standing acceptable to the Lenders, together with a certificate of the Chief Financial Officer of the Borrower stating that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

(c)          Monthly Financials. As soon as available and in any event within 30 days after the end of each month, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such month and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous month and ending with the end of such month, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (ii) a schedule in form satisfactory to the Lenders of the computations used by the Borrower in determining compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.

(d)          Budget. As soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, the Borrower shall deliver a budget and business plan for the Borrower and its Subsidiaries for the next fiscal year to the Administrative Agent (collectively, the “Budget”), prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Borrower.

(e)          Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f).

(f)          Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as the Lenders may from time to time reasonably request.

SECTION 5.04.       Financial Covenants (Minimum EBITDA). So long as any Loan or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, on each of March 31, 2011 and the Initial Termination Date, the Borrower will maintain a minimum EBITDA of at least $5,500,000.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.        Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)          (i) the Borrower shall fail to pay any principal of any Loan when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Loan, or any Loan Party shall fail to make any other payment under any Loan Document, when the same becomes due and payable within five (5) Business Days after the same becomes due and payable, provided, however that this grace period shall only be available to the Borrower twice during any twelve (12) consecutive month period; or

(b)          any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made if such violation shall remain unremedied for ten (10) days after the earlier of the date on which (i) a Responsible Officer becomes aware or should become aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or the Lenders; or

(c)          the Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections. 5.01(e), (f), (i) or (j), 5.02, 5.03 or 5.04; or

(d)          any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for ten (10) days after the earlier of the date on which (i) a Responsible Officer becomes aware or should become aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or the Lenders; or

(e)          (A)(i) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of such Loan Party or such Subsidiary (as the case may be) that is outstanding (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt, if the effect of such failure to pay under clause (i) or the effect of such event or condition under clause (ii) is to accelerate, the maturity of such Debt or otherwise to cause the holder thereof to cause, such Debt to mature; or (B) any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f)           any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g)          any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $500,000 shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)          any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i)           any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing if such violation shall remain unremedied for ten (10) days after the earlier of the date on which (i) a Responsible Officer becomes aware or should become aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or the Lenders; or

(j)           any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or Section 5.01(j) shall for any reason (other than pursuant to the terms thereof or as a consequence of the actions or inactions of Lender or Administrative Agent) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby and such violation shall remain unremedied for ten (10) days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or the Lenders; or

(k)          a Change of Control shall occur; or

(1)          the Borrower shall fail to timely perform its material obligations under the Stock Option Agreement or shall otherwise be in material default under the Stock Option Agreement;

(m)         the Borrower shall fail to timely perform its material obligations under any Warrant Document or shall otherwise be in material default under any Warrant Document;

(n)          the Borrower defaults under a Material Contract and fails to cure such default within the time specified in the Material Contract; or any Local Agreements or the State Agreement ceases to be in full force and effect for any reason other than the end of the term of those agreements; or

(o)          the Borrower ceases to own at least fifty one percent (51%) of the Equity Interests in DD;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the commitments of each Lender and the obligation of each Lender to make Loans to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (x) the commitments of each Lender and the obligation of each Lender to make Loans shall automatically be terminated and (y) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

Nothing herein or in any Loan Document shall be construed to prohibit or restrict any Lender from asserting a claim or initiating and maintaining an action against the Borrower arising out of any Event of Default.

ARTICLE VII

ADMINISTRATIVE AGENT

SECTION 7.01.       Authorization and Action; Nature of Duties. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each written notice given to it by the Borrower pursuant to the terms of this Agreement. Notwithstanding the use of the word “Agent” in reference to the Administrative Agent, the Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of any Lender in respect of this Agreement, the Notes, the Guaranties and the Collateral Documents, the Borrower or otherwise, and nothing herein or in any of such documents shall result in any duties or obligations on the Administrative Agent for any of the Lenders except as expressly set forth herein.

SECTION 7.02.        Administration of the Loans by the Administrative Agent.

(a)          The Administrative Agent shall administer and service the Loans in accordance with the terms and conditions of this Agreement, the Notes, the Guaranties and the Collateral Documents and with the same degree of care as the Administrative Agent would use in servicing a loan of similar size and type held for its own account. The Administrative Agent shall be entitled to assume that no Event of Default or matter which with the giving of notice or passage of time or both would constitute an Event of Default, exist hereunder unless it is advised to the contrary by any of the Lenders or the Borrower or any of its officers acting in the administration of the Loans have actual knowledge to the contrary.

(b)          If the Administrative Agent requests the consent of a Lender to any action, decision, communication, consent or approval, to be given, taken or provided by the Administrative Agent under or pursuant to this Agreement or the other Loan Documents, or requests instructions from any Lender with respect thereto, then each request shall be given in the form of a written notice to each Lender and shall be accompanied by such information as is reasonable and necessary in the Administrative Agent’s judgment to enable the Lenders to make the determination, approval, consent or disapproval that is requested. Any Lender may, at any time, request such additional information that it believes is necessary to make any decision and the Administrative Agent shall provide the same to the extent it has reasonable access to it. Each Lender shall reply within ten (10) Business Days from the later of the date of each Lender’s acknowledged receipt of the original request, or each Lender’s acknowledged receipt of such information unless the Administrative Agent, in the exercise of its reasonable judgment, determines that a shorter period of time is required under the circumstances or under this Agreement, the Notes, the Guaranties or the Collateral Documents require a shorter period of time, and indicates a shorter period in writing as part of the initial written notice to each Lender. If any Lender does not respond within the timeframe required herein, after such request is made, such Lender shall be deemed to have given its consent thereto.

SECTION 7.03.       Administrative Agent’s Reliance. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Note as the holder thereof until, in the case of the Administrative Agent, the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, any Loan Document, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.04.       Lender’s Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any Lender and based on the financial statements referred to in Section 4.01(g) and (i) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05.       Indemnification. Each Lender severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents in its capacity as Agent and not as a Lender (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. For purposes of this Section 7.05, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to the aggregate principal amount of the Loans outstanding at such time and owing to the respective Lender. The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by the Lender to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 7.06.        Proceeds of Collateral; Enforcement of Proceeds.

(a)          Upon the receipt of any proceeds from the sale or other disposition of any Collateral, the Administrative Agent will deliver such proceeds to the Lenders in accordance with the pro rata portions of the Loans outstanding at such time. Title to any collateral acquired in connection with the exercise of the Lender’s remedies under the Collateral Documents shall be held as determined by the Required Lenders or by such nominee as the Administrative Agent shall appoint, in either case, for the pro rata benefit of all of the Lenders.

(b)          If Administrative Agent or any Lender’s nominee acquires title to any property (collectively, the “Recovered Property”) as to which a collateral or security interest had been taken to secure the Loans, the Administrative Agent will consult with the Lenders for the purpose of developing a plan (a “Disposition Plan”) for dealing with the Recovered Property that is acceptable to the Required Lenders and each of the Lenders agrees to attempt to reach agreement on a reasonable Disposition Plan. If, within a reasonable time (in no event to exceed sixty 60 days after Administrative Agent first notifies Lenders that it desires to consult with them for this purpose), the Required Lenders are unable to agree on a Disposition Plan, then Administrative Agent will deliver to the Lenders a Disposition Plan acceptable to the Administrative Agent which will serve as the Disposition Plan until such time as the Required Lenders approve a replacement plan. If title to any Recovered Property is obtained by Administrative Agent or any Lender’s nominee, and the Required Lenders do not approve a Disposition Plan relating thereto within the time specified above, such Recovered Property will not be held as a permanent investment but will be liquidated at arms length to a third party as soon as, in the reasonable judgment of the Administrative Agent (without the consent or approval of any other Lender), it is reasonably practical or appropriate to do so, taking into account the then current economic and market conditions and the objectives of minimizing the losses to the Lenders. If a Disposition Plan has been approved by the Required Lenders, such Disposition Plan may be amended or replaced by the same procedure, i.e., by agreement of the Required Lenders or, if the Required Lenders cannot agree thereon, then by the Administrative Agent unilaterally delivering to the Lenders an amendment or replacement satisfactory to the Administrative Agent after sixty (60) days have passed from the time the Administrative Agent requested Lenders’ approval of such proposed amendment or replacement, which amendment, modification or replacement shall govern until such time as to the Required Lenders shall have approved an alternative thereto.

(c)          Upon demand by Administrative Agent therefore, from time to time, each Lender will contribute its pro rata share (in accordance with the respective ownership of the Loans) of all reasonable costs and expenses paid, incurred or required by the Administrative Agent to pursue any remedies as directed by the Required Lenders available under this Agreement, the Notes, Guaranties and/or Collateral Documents and pursuant to any Disposition Plan in connection with the ownership, disposition and/or sale of the Recovered Property.

SECTION 7.07.        Successors and Assigns. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent and, upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. If within forty-five (45) days after written notice is given of the retiring Administrative Agent’s resignation or removal under this Section 7.07 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Administrative Agent’s resignation or removal shall become effective, (b) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

SECTION 7.08.        Miscellaneous.

(a)          The term “Lender” as used herein and all other documents executed in connection herewith, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender.

(b)          Each Lender, as permitted by law, may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with Borrower or any Affiliate of Borrower, and may accept fees and other consideration from any such party for services in connection with transactions other than those contemplated by this Agreement without having to account for the same to the Lenders.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.       Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time: (i) waive any of the conditions specified in Section 3.01, (ii) change the number of Lenders or the percentage of the aggregate unpaid principal amount of the Loans, (iii) reduce or limit the obligations of any Guarantor or release such Guarantor or otherwise limit such Guarantor’s liability with respect to the Obligations owing to the Lenders, (iv) release any material portion of the Collateral in any transaction or series of related transactions or permit the creation, incurrence, assumption or existence of any Lien on any material portion of the Collateral in any transaction or series of related transactions to secure any Obligations other than Obligations owing to the Lenders under the Loan Documents, (v) amend this Section 8.01, (vi) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (vii) postpone any date scheduled for any payment of principal of, or interest on, the Notes pursuant to Section 2.06 or any date fixed for payment of fees or other amounts payable hereunder, or (viii) limit the liability of any Loan Party under any of the Loan Documents; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Lenders required above to take such action.

SECTION 8.02.       Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including facsimile, telegraphic, telecopy or telex communication) and mailed, faxed, telegraphed, telecopied, telexed or delivered, (i) if to the Borrower, at its address at 10521 SW Village Center Drive, Suite 201, Port St. Lucie, Florida 34987, Attention: John C. Textor; (ii) if to the Administrative Agent, at its address at 180 Royal Palm Way, Palm Beach, Florida 33480, Attention: Cathy Wilson; (iii) if to any initial Lender, at its office specified below its name on the signature page(s) hereto; and (iv) if to any other Lender, at its office specified in the Assignment and Acceptance pursuant to which it became a Lender; or, as to the Borrower or any Lender, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Lender. All such notices and other communications shall, when mailed, faxed, telegraphed, telecopied or telexed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or facsimile or confirmed by telex answerback, respectively, except that notices and communications to the Lenders pursuant to Article II or III shall not be effective until received by the Lenders. Delivery by telecopier or facsimile of an executed counterpart of any amendment or waiver of any provision of this Agreement or any Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

SECTION 8.03.        No Waiver; Remedies. No failure on the part of any Lender to exercise, and no delay in exercising, any right hereunder or under any Notes shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04.        Costs and Expenses. (a) The Borrower agrees to pay on demand (i) all costs and expenses of the Administrative Agent and the Lenders in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel and accountants for the Administrative Agent and the Lenders with respect thereto, with respect to advising the Administrative Agent and the Lenders as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of the Administrative Agent and each Lender in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for each Lender with respect thereto).

(b)          The Borrower agrees to indemnify, defend and save and hold harmless each Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Loans, the actual or proposed use of the proceeds of the Loans, the Loan Documents or any of the transactions contemplated thereby, (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.040(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim against any Lender or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any Note, the actual or proposed use of the proceeds of the Loans.

(c)          If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent and any Lender, in its sole discretion.

(d)     Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Section 2.07 and this Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 8.05.        Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, the Administrative Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether the Administrative Agent or such Lender shall have made any demand under this Agreement or such Note or Notes and although such Obligations may be unmatured. The Administrative Agent and each Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Administrative Agent, such Lender and their respective Affiliates may have.

SECTION 8.06.        Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and the Administrative Agent shall have been notified by each initial Lender that such initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

SECTION 8.07.        Assignments and Participations. (a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement upon at least five Business Days’ notice to the non-assigning Lenders and the Administrative Agent and the aggregate amount of the Loans being assigned to such Eligible Assignee pursuant to such assignment shall in no event be less than $1,000,000 and each such assignment shall be to an Eligible Assignee.

(b)          Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.06 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c)          By executing and delivering an Assignment and Acceptance, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(d)          The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the principal amount of the Loans owing to each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or the Administrative Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)          Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Loans assumed by it pursuant to such Assignment and Acceptance and, if any assigning Lender has retained any Loans hereunder, a new Note to the order of such assigning Lender in an amount equal to the Loans retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance.

(f)           Each Lender may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement; provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral.

(g)          Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender.

SECTION 8.08.       Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 8.09.       Confidentiality. Neither the Administrative Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to the Administrative Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner regulating such Lender and (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender.

SECTION 8.10.       Jurisdiction, Etc. Borrower hereby irrevocably consents to the exclusive jurisdiction of any state court located within State of Delaware or the United States District Court for Delaware, in connection with any action or proceeding arising out of or relating to this Agreement or any document or instrument delivered pursuant to this Agreement or otherwise. In any such litigation, Borrower waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail directed to Borrower, at Borrower’s address set forth on the signature page hereto. Borrower hereby waives, to the fullest extent it may effectively do so, the defenses of forum non conveniens and improper venue.

SECTION 8.11.       Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to conflict of law principles that may cause the laws of another jurisdiction to apply.

SECTION 8.12.       Waiver of Jury Trial. Each of the Borrower and the Lenders irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Loans, or the actions of any Lender in the negotiation, administration, performance or enforcement thereof.

SECTION 8.13.       Effect of this Agreement. This Agreement amends and restates the Existing Loan Agreement in its entirety and is entitled to the benefit of all existing Loan Documents. Any reference in any other Loan Document to the “Loan Agreement” “thereunder,” “therein,” “thereof or words of like import referring to the Existing Loan Agreement shall mean and refer to this Agreement. Any reference in any other Loan Document to the “Obligations” or any similar term including or referencing obligations under the Existing Loan Agreement shall include and reference the Obligations as defined in this Agreement. All Obligations under the Existing Loan Agreement and the other Loan Documents shall continue to be outstanding except as expressly modified by this Agreement and shall be governed in all respects by this Agreement and the other Loan Documents, it being agreed and understood by the parties hereto that this Agreement does not constitute a novation, satisfaction, payment or reborrowing of any Obligation under the Existing Loan Agreement or any other Loan Document except as expressly modified by this Agreement, nor, except as expressly provided herein, does it operate as a waiver of any right, power or remedy of any Lender under any Loan Document. The security interests granted pursuant to any Loan Documents shall, as modified, continue in full force and effect, and are hereby affirmed, with respect to this Agreement and the Obligations as defined herein. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any other Loan Document, the terms and provisions of this Agreement shall govern.

SECTION 8.14.       Effect of Conversion of Amended and Restated PBC Note and the PBC Macquarie Note. If a portion of the PBC Notes issued in connection with this Agreement are converted into equity in accordance with the terms of the PBC Notes, then the principal amount of the PBC Loans that are converted into equity shall be considered paid and full and the Borrower shall have no further obligations to repay the principal amount of the PBC Loans that are converted in to equity pursuant to the PBC Notes. At such time, the converting holder shall surrender the PBC Notes so affected, to the Borrower in exchange for a new convertible note(s) that sets forth the new principal amount due from the Borrower to PBC Digital and/or PBC Macquarie, as applicable. If the entire principal amount of the PBC Loans are converted into equity, then the PBC Loans shall be considered paid in full and the Borrower shall have no further obligations to repay any PBC Loans hereunder and neither PBC Digital nor PBC Macquarie shall have any further obligations to make any Loans hereunder. In addition, upon the effect of the conversion in full of the PBC Notes, the Borrower and PBC Digital and PBC Macquarie shall take all necessary steps to amend or terminate the UCC-ls filed in connection with this Agreement and the Collateral Documents and to release liens, as applicable, to remove PBC Digital and/or PBC Macquarie, as applicable, as a secured party in accordance with the terms of the Collateral Documents.

SECTION 8.15.        Existing Loan Agreement. Neither PBC Digital nor PBC Macquarie shall have any liability to any Loan Party for any action taken by a Loan Party against a lender under the Original Loan Agreement. PBC Macquarie shall have no liability to any Loan Party for any action taken by a Loan Party against a lender under the Existing Loan Agreement. Lydian hereby agrees to indemnify PBC Digital and PBC Macquarie for any and all liabilities and obligations (including costs and expenses) for claims filed against a lender under the Original Loan Agreement. Lydian and PBC Digital hereby agree to indemnify PBC Macquarie for any and all liabilities and obligations (including costs and expenses) for claims filed against a lender under the Existing Loan Agreement. Borrower confirms that it has no claims against Lydian arising out of the Original Loan Agreement, has no knowledge of any of its Subsidiaries having claims against Lydian arising out of the Original Loan Agreement, has no claims against Lydian or PBC Digital arising out of the Existing Loan Agreement and has no knowledge of any of its Subsidiaries having claims against Lydian or PBC Macquarie arising out of the Existing Loan Agreement.

SECTION 8.16.        Scope of Amendment; Reaffirmation; Release.

(a)          From and after the Closing Date, all references to the Loan Agreement shall refer to the Original Loan Agreement as amended and restated by the Existing Loan Agreement, as further amended and restated by this Loan Agreement. Except as affected by this Loan Agreement, the Loan Documents are unchanged and continue in full force and effect. However, in the event of any inconsistency between the terms of the Loan Agreement and any other Loan Document, the terms of this Loan Agreement shall control and such other document shall be deemed to be amended to conform to the terms of this Loan Agreement.

(b)          Borrower hereby (a) ratifies and reaffirms its obligations under the Loan Documents and (b) confirms and agrees that all Loan Documents, including but not limited to all Liens granted in favor of Lenders pursuant to the Collateral Documents, remain in full force and effect and continue to be legal, valid, and binding obligations, enforceable in accordance with their terms (as the same are affected by this Amendment).

(c)          Borrower and its respective representatives, successors and assigns hereby jointly and severally, knowingly and voluntarily RELEASE, DISCHARGE and FOREVER WAIVE and RELINQUISH any and all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatsoever kind or nature, whether known or unknown, which each of them has, may have or might have or may assert now or in the future against any Lender directly or indirectly, arising out of, based upon or in any manner connected with any transaction, event, circumstance, action, failure to act or occurrence of any sort or type, in each case related to, arising from or in connection with the Existing Loan, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Closing Date. Borrower hereby acknowledge and agree that the execution of this Loan Agreement by Lenders shall not constitute an acknowledgment of or an admission by Lenders of the existence of any such claims or of liability for any matter or precedent upon which liability may be asserted.

SECTION 8.17.       No Waiver of Defaults.. This Loan Agreement does not constitute (a) a waiver of, or a consent to, (i) any provision of the Original Loan Agreement, the Existing Loan Agreement or any other Loan Document not expressly referred to in this Loan Agreement, or (ii) any present or future violation of, or Default under, any provision of the Loan Documents, or (b) a waiver of any Lender’s right to insist upon future compliance with each term, covenant, condition and provision of the Loan Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

DIGITAL DOMAIN HOLDINGS
CORPORATION

By:	/s/ John Textor
Name:	John Textor
Title:	CEO
Address:	10521 SW Village Centre Dr, Suite 201 Port St. Lucie, FL 34987

LENDERS:

LYDIAN PRIVATE BANK

By:
Name:
Title:
Address:

PBC DIGITAL HOLDINGS, LLC

By:
Name:
Title:
Address:

PBC MGPEF DDH, LLC

By:
Name:
Title:
Address:

ADMINISTRATIVE AGENT:

LYDIAN PRIVATE BANK

By:
Name:
Title:
Address:

Signature Page to Second Amended and Restated Loan Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the dale first above written.

BORROWER:

DIGITAL DOMAIN HOLDINGS
CORPORATION

By:
Name:
Title:
Address:

LENDERS:

LYDIAN PRIVATE BANK

By:	/s/ Jesume ELLIS
Name:	Jesume ELLIS
Title:	EVP
Address:

PBC DIGITAL HOLDINGS, LLC

By:
Name:
Title:
Address:

PBC MGPEF, LLC

By:
Name:
Title:
Address:

ADMINISTRATIVE AGENT:

LYDIAN PRIVATE BANK

By:
Name:
Title:
Address:

Signature Page to Second Amended and Restated Loan Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

DIGITAL DOMAIN HOLDINGS
CORPORATION

By:
Name:
Title:
Address:

LENDERS:

LYDIAN PRIVATE BANK

By:
Name:
Title:
Address:

PBC DIGITAL HOLDINGS, LLC

By:
Name:
Title:
Address:

PBC MGPEF DDH, LLC

By:
Name:
Title:
Address:

ADMINISTRATIVE AGENT:

LYDIAN PRIVATE BANK

By:
Name:
Title:
Address:

Signature Page to Second Amended and Restated Loan Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

DIGITAL DOMAIN HOLDINGS
CORPORATION

By:
Name:
Title:
Address:

LENDERS:

LYDIAN PRIVATE BANK

By:
Name:
Title:
Address:

PBC DIGITAL HOLDINGS, LLC

By:
Name:
Title:
Address:

PBC MGPEF DDH, LLC

By:
Name:
Title:
Address:

ADMINISTRATIVE AGENT:

LYDIAN PRIVATE BANK

By:	/s/ Caty W Wilson
Name:	Caty W Wilson
Title:	Senior Vice President
Address:

Signature Page to Second Amended and Restated Loan Agreement

DIGITAL DOMAIN HOLDINGS CORPORATION

DISCLOSURE SCHEDULES

TO

SECOND AMENDED AND RESTATED LOAN AGREEMENT

dated as of

November 24, 2010

by and between

DIGITAL DOMAIN HOLDINGS CORPORATION

and

LYDIAN PRIVATE BANK

and

PBC DIGITAL HOLDINGS, LLC

and

PBC MGPEF DDH, LLC

Attached to and forming a part of that certain Second Amended and Restated Loan Agreement dated as of November 24, 2010 (the “Purchase Agreement”), by and between Digital Domain Holdings Corporation, as Borrower, and Lydian Private Bank and PBC Digital Holdings, LLC, and PBC MGPEF DDH, LLC, as Lenders, and Lydian Private Bank, as Administrative Agent, are these Digital Domain Holdings, LLC Schedules. To the extent that information from any Schedule includes information required on another Schedule without inclusion, all such Schedules are incorporated into each other by reference, where such disclosure would be appropriate and readily apparent.